Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-123524 on Form S-3 and Registration Statement Nos. 333-104258, 333-64171, 333-64173, 333-79741, 333-54266 and 333-123521 on Form S-8 of our report dated December 11, 2009, relating to the consolidated financial statements and financial statement schedule of SurModics, Inc., which report expresses an unqualified opinion and includes an explanatory paragraph relating to SurModics, Inc.’s adoption of new accounting guidance on the accounting for uncertainty in income taxes, appearing in the Annual Report on Form 10-K/A of SurModics, Inc. for the year ended September 30, 2009.
DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
December 11, 2009